Exhibit 10.24

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), dated as of                          , 2002, is made by and between Constar International Inc., a Delaware corporation, having its principal offices at One Crown Way, Philadelphia, Pennsylvania 19154 (the “Company”), and Mr. Michael Hoffman (the “Executive”).

Recitals

1. The stockholder of the Company intends to sell shares of the Company’s common stock to the public pursuant to the Company’s initial public offering (the “IPO”), as more fully described in the Company’s Registration Statement on Form S-1 (Reg. No. 333-88878).

2. Subject to the closing of the IPO, the Company and the Executive are willing to agree to the terms as presented in the Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Company and the Executive hereby agree as follows:

1. Definitions.

1.1. “Affiliate” means any person or entity controlling, controlled by or under common control with the Company.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means (a) the Executive, in carrying out his duties under this Agreement, engages in gross misconduct or gross negligence resulting in any adverse effect on the Company, (b) the Executive embezzles any amount of the Company’s assets, (c) the Executive is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Executive’s breach of any covenant contained in Section 9 below, or (e) the Executive’s material failure to follow the lawful instructions of the Company’s Board (consistent with Section 4 below).

1.4. “Change in Control” shall mean:

1.4.1. The acquisition, after the Commencement Date, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 70% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

1.4.2. The occurrence of a reorganization, merger or consolidation other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 70% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

1.4.3. The occurrence of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned Subsidiary prior to such transaction; or

1.4.4. During any period of twenty-four (24) consecutive months commencing upon the Commencement Date, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 1.4.1, 1.4.2 or 1.4.3 above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

Notwithstanding the above, a “Change in Control” shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of the Company and in which the Executive participates.

1.5. “Disability” means the Executive’s inability to render, for a period of six consecutive months, services hereunder by reason of physical or mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination. In no event shall the Executive be considered disabled for the purposes of this Agreement unless the Executive is deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

1.6. “Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Executive suffers a material change in his reporting obligations, (b) the Executive suffers a material change in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Section 4 of this Agreement (other than as a result of the failure by the stockholders of the Company to elect Executive to the Board, the removal of Executive from the Board by the stockholders of the Company, Executive’s resignation from the Board or a determination by the Board, that such nomination would be prohibited by any governance, rule, regulation or mandate promulgated by any governmental authority or agency, or any stock exchange or other self-regulatory organization, including without limitation the Securities and Exchange Commission, NASDAQ and any other stock exchange, market or automated quotation system upon which the Company’s securities are listed or traded); (c) the Executive’s base salary amount (as set forth in Section 5.1 below) is decreased by the Company; (d) the Company fails to pay the accrued Executive’s compensation or to provide for the Executive’s accrued benefits when due; or (e) the Executive’s office location is moved to a location more than 50 miles from Philadelphia, Pennsylvania.

2. Employment. Subject to the terms and provisions set forth in this Agreement and specifically as provided in Section 4.1, the Company hereby agrees that the Executive shall during the Term of Employment be nominated for election at the Company’s regularly scheduled annual meeting of stockholders as a member of and to the Board and further agrees that during the Term of Employment that the Executive shall be employed as the chief executive officer of the Company, and the Executive hereby accepts such employment and, if so elected by the stockholders, such directorship.

3. Term of Employment. The term of employment under this Agreement shall commence on the closing of the IPO (the “Commencement Date”) and, unless earlier terminated under Section 6 below or extended pursuant to the next sentence, shall terminate on the third anniversary of the Commencement Date (the “Term of Employment”). The Term of Employment shall automatically be extended, subject to the same terms, conditions and limitations as provided herein, for an additional one year period on the first anniversary of the Commencement Date and on each such anniversary date thereafter unless, not later than ninety days prior to any such anniversary, either party to this Agreement shall have given notice to the other that the Term of Employment shall not be extended or further extended beyond its then automatically extended term, if any.

4. Positions, Responsibilities and Duties.

4.1. Positions. During the Term of Employment, the Executive shall be employed and serve as the chief executive officer of the Company and he shall be nominated for election as a member of and to the Board of the Company at the Company’s regularly scheduled annual meeting of stockholders, provided that such nomination shall not be prohibited by any governance, rule, regulation or mandate promulgated by any governmental authority or agency, or any stock exchange or other self-regulatory organization, including without limitation the Securities and Exchange Commission, NASDAQ and any other stock exchange, market or automated quotation system upon which the Company’s securities are listed or traded, and provided that the Executive has been elected to the Board by the stockholders after all such previous nominations. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of director and chief executive officer of a publicly-traded corporation. The Executive shall report to the Board. All other employees of the Company shall report to the Executive and/or his designees. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation.

4.2. Duties. During the Term of Employment, the Executive shall have complete responsibility for and authority over all day-to-day operations of the Company and its Affiliates. Additionally, during the Term of Employment, the Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to (a) manage the Executive’s personal, financial and legal affairs, and (b) serve on corporate, civic or charitable boards or committees.

5. Compensation and Other Benefits.

5.1. Base Salary. During the Term of Employment, the Executive shall receive a base salary per annum (“Base Salary”) payable in accordance with the Company’s normal payroll practices of no less than US $320,000. The Board shall review the Executive’s Base Salary annually and may, in its sole discretion, increase (but not decrease) the Executive’s Base Salary.

5.2. Annual Bonus. In respect of each calendar year during the Term of Employment, beginning in calendar year 2002 on a pro-rated basis, the Executive shall be eligible to receive a target annual bonus (the “Bonus”) equal to 60% of the Base Salary if the Executive and/or the Company achieves performance goals established by the Board in good faith and consistent with the Constar International Inc. Short-Term Incentive Plan. The Bonus shall not be paid if during any such calendar year (a) the Executive voluntarily terminates his employment under this Agreement without Good Reason or (b) his employment hereunder is terminated for Cause (as such terms are defined in this Agreement).

5.3. Retirement and Savings Plans. During the Term of Employment, the Executive shall be eligible to participate as of the Commencement Date in all incentive, pension, retirement, savings, 401 (k) and other employee pension benefit plans, policies and programs (the “Retirement Plans”) maintained by the Company from time to time for the benefit of senior executives and/or other employees. However, nothing in this Section 5.3 shall be construed to require the Company to establish or maintain any such Retirement Plans.

5.4. Welfare Benefit Plans. During the Term of Employment, the Executive, the Executive’s spouse, if any, and their dependents, if any, shall be eligible as of the Commencement Date, without any waiting periods and without any pre-existing condition limitations, to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the “Welfare Plans”). However, nothing in this Section 5.4 shall be construed to require the Company to establish or maintain any such Welfare Plans. The Welfare Plans and the Retirement Plans are sometimes referred to collectively herein as the “Benefit Plans.”

5.5. Expense Reimbursement. During and in respect of the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the Company’s policy for senior executives of the Company.

5.6. Vacation and Fringe Benefits. During the Term of Employment, the Executive shall be entitled to at least 3 weeks paid vacation each calendar year, plus paid time off due to illness or personal reasons in accordance, in all such cases, with Company policy.

5.7. Stock Options. As of the closing of the IPO, the Board shall grant the Executive a non-qualified stock option to acquire 66,840 shares of the Company’s voting common stock (the “Option”). The per share exercise price of the Option shall be equal to the offering price of the Company’s shares to the public pursuant to the IPO. Provided that the Executive remains employed by the Company, the Option shall vest and become exercisable as to one-third of the aggregate underlying shares on each of the first three anniversaries of the date of grant. In addition, upon the occurrence of a Change in Control, the death of the Executive or the termination of the Executive by Disability or the termination by the Executive for Good Reason, 100% of the Option shall vest and become exercisable. Notwithstanding the above, in the event that the Executive’s employment as chief executive officer is terminated by the Company for Cause, 100% of the Option shall terminate and be forfeited by the Executive (whether or not any portion thereof is then vested or exercisable). In the event of the termination of the Executive’s employment as chief executive officer for any other reason by the Company or by the Executive, any portion of the Option that is unvested or unexercisable on the date of termination shall be terminated and forfeited by the Executive and the remaining vested and exercisable portion thereof shall remain exercisable for ninety days thereafter or until the expiration of the stated term of the Option, whichever period is shorter, except that in the case of death, disability or normal retirement at or after age 65, the vested and exercisable portion of the Option on the date of such termination shall remain exercisable for one year or until the expiration of the stated term of the Option, whichever period is shorter.

5.8. Restricted Stock. As of the closing of the IPO, the Board shall grant the Executive 5,000 shares of restricted voting common stock of the Company (the “Restricted Shares”). 100% of the Restricted Shares shall vest on the third anniversary of the Restricted Shares date of grant or, if earlier, upon the death, disability or normal retirement at or after age 65. In addition, upon the occurrence of a Change in Control or a termination by the Executive for Good Reason the Restricted Shares shall become 100% vested. Notwithstanding the above, in the event that the Executive’s employment as chief executive officer is terminated by the Company for Cause, 100% of the Restricted Shares shall be forfeited by the Executive (whether or not any portion thereof is then otherwise vested). In the event of the termination of the Executive’s employment as chief executive officer for any other reason by the Company or by the Executive (other than due to death, disability, Good Reason or normal retirement as described above), the Restricted Shares shall vest in an amount equal to the aggregate number of Restricted Shares multiplied by a fraction, the numerator of which is the number of days transpired from the date of grant until the date of such termination and the denominator of which is 1095.

6. Termination. Upon the occurrence of any termination of the Executive’s employment as chief executive officer, the Executive shall and shall be deemed to immediately resign from any membership on the Board and from any committees thereof (and the Executive shall promptly tender to the Board a written resignation letter effecting the foregoing).

6.1. Termination Due to Death. In the event of the Executive’s death, the Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary accrued but unpaid as of the date of death and Base Salary (as set forth in Section 5.1 of this Agreement) continuation through the date of the Executive’s death; (b) a pro-rata Bonus payment for the year of the Executive’s death equal to no less than 100% of the Bonus for such year multiplied by a fraction, the numerator which is the number of days transpired in the calendar year up to and including the date of the death of the Executive, and the denominator of which is 365; (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of the Executive’s death; and (d) any other benefits to which the Executive, the Executive’s estate or the Executive’s legal representative is entitled to receive under any of the Benefit Plans.

6.2. Termination Due to the Executive’s Disability. Upon 30 days prior written notice to the Executive, the Company may terminate the Executive’s employment hereunder due to Disability. In such event, the Executive or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary accrued but unpaid as of the date of the Executive’s termination due to Disability and Base Salary (as set forth in Section 5.1 of this Agreement) continuation through the end of the month in which such termination occurs; (b) a pro-rata Bonus payment for the year of termination equal to no less than 100% of the Bonus for such year multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to Disability, and the denominator of which is 365; (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination; and (d) any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans.

6.3. Termination Without Cause or by the Executive for Good Reason Prior to Change in Control. Prior to a Change in Control and upon 30 days prior written notice to the Executive, the Company may terminate the Executive’s employment hereunder without Cause. Prior to a Change in Control and upon 30 days prior written notice to the Company the Executive may terminate his employment hereunder with the Company for Good Reason. In either such event, the Executive shall be entitled to, upon execution and effectiveness of a general release in such form attached as exhibit “A” and upon resignation by the Executive from the Board: (a) (i) Base Salary (as set forth in Section 5.1 of this Agreement) continuation for twenty-four months, and (ii) payment of the target Bonus amount for the year in which any such termination occurs; (b) continuation of medical benefits in effect as of the date of termination for a period of two years following the date of termination at the Company’s sole expense and following the expiration of this coverage period, COBRA continuation coverage under the Company’s medical plan for 18 months in accordance with applicable law at the Executive’s sole expense provided that the Executive is not enrolled in another group health plan (Executive will be solely responsible for any federal or state income tax incurred on the provision of medical coverage under this Section 6.3(b)); (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination; and (d) any other payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans. In the event the Executive intends to terminate his employment with the Company for Good Reason such prior written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the Executive’s decision to so terminate his employment for Good Reason. The Company shall be given 30 days after such notice to correct such act or failure to act. Upon failure of the Company, with such 30 day period, to correct such act or failure to act, the Executive may proceed to terminate his employment with the Company.

6.4. Termination Without Cause or by the Executive for Good Reason After a Change in Control. After a Change in Control and upon 30 days prior written notice to the Executive, the Company may terminate the Executive’s employment hereunder without Cause. After a Change in Control and upon 30 days prior written notice to the Company the Executive may terminate his employment hereunder with the Company for Good Reason. In either such event, the Executive shall be entitled to, upon execution and effectiveness of a general release in such form attached as exhibit “A” and upon resignation by the Executive from the Board: (a) a lump sum payment equal to two times (Base Salary (as set forth in Section 5.1 of this Agreement) plus the target Bonus amount for the year in which any such termination occurs); (b) continuation of medical benefits in effect as of the date of termination for a period of two years following the date of termination at the Company’s sole expense and following the expiration of this coverage period, COBRA continuation coverage under the Company’s medical plan for 18 months in accordance with applicable law at the Executive’s sole expense provided that the Executive is not enrolled another group health plan (Executive will be solely responsible for any federal or state income tax incurred on the provision of medical coverage under this Section 6.4(b)); (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination; and (d) any other payments and/or benefits to which the Executive is entitled to receive under any of the Benefit Plans.

6.5. Termination For Cause. Subject to the provisions of this Section 6.5, the Company may terminate the Executive’s employment for Cause. In such event, the Executive shall be entitled to: (a) any Base Salary accrued but unpaid through the date of termination; (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination; and (c) any other payments and/or benefits to which the Executive is entitled to receive under any of the Benefit Plans. In any case described in this Section 6.5, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board that the Company intends to terminate the Executive’s employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive’s employment for Cause. Executive shall be given 30 days after such notice to cure such act or failure to act to the satisfaction of the Board. Upon failure of the Executive, within such 30 day period, to correct such act or failure to act, the Executive shall be deemed terminated for Cause.

6.6. Termination Without Good Reason. Upon 30 days prior written notice to the Company, the Executive shall have the right to terminate his employment hereunder without Good Reason or any reason at all. In such event, the Executive shall be entitled to: (a) any Base Salary accrued but unpaid through the date of termination; (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination; and (c) any other payments and/or benefits to which the Executive is entitled to receive under any of the Benefit Plans.

6.7. Certain Other Payments. If the Executive is liable for the payment of any excise tax (the “Basic Excise Tax”) pursuant to Section 4999 of the Code, or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise, the Company shall pay the Executive an amount (the “Special Reimbursement”) which, after payment to the Executive (or on the Executive’s behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under said Section 4999, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax. The Special Reimbursement shall be paid as soon as practicable after it is determined by the Company or the Executive and reviewed for accuracy by the Company’s certified public accountants.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, policy or program provided or maintained by the Company and/or any Affiliate and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company and/or any Affiliate, including, without limitation, any stock option agreements or plans. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company and/or any Affiliate at or subsequent to the date of termination shall be payable in accordance with such plans or programs. Notwithstanding the above, the Company shall be under no obligation to establish or maintain any such plan, policy or program.

8. Successors.

8.1. The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

8.2. The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9. Restrictive Covenants.

9.1. Non-Solicitation. If the Executive’s employment, as chief executive officer of the Company terminates for any reason, the Executive, for a period of twelve months after any such termination, shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (a) solicit or service the business of any of the Company’s or its Affiliates’ clients, any of the Company’s or its Affiliates’ former clients which were clients within twelve months prior to the termination of his employment as chief executive officer or any of the prospective clients which were being actively solicited by the Company, or its Affiliates at the time of the termination of his employment, as chief executive officer or (b) attempt to cause or induce any employee of the Company or its Affiliates to leave the Company, or the Affiliate.

9.2. Non-Competition. If the Executive’s employment as chief executive officer of the Company terminates for any reason, except by non-renewal of this Agreement by the Company for reason other than for Cause, the Executive, for a period of twelve months after any such termination, shall not, directly or indirectly, within or with respect to the United States of America engage, without the consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other capacity, or render any services or provide any advice to any business, activity, person or entity which competes with any PET packaging business; provided, however, that the Executive’s ownership of not more than 5% of the stock of any publicly-traded corporation shall not be a violation of this Section 9.2. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the law(s) of all applicable states so that the entire agreement not to compete and/or this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modifications shall not affect the payments made to the Executive under this Agreement. The Executive acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. The Executive understands and agrees that the rights and obligations set forth in this Section 9.2 shall extend beyond the Term.

9.3. Confidentiality. The Executive shall not, during the Term of Employment and at any time thereafter, without the prior express written consent of the Company, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) necessary to prosecute the Executive’s rights against the Company or its Affiliates or to defend himself against any allegations). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of his employment as chief executive officer with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any Affiliate of the Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 9.3).

9.4. Ownership of Inventions. Each Invention made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, during the term of Executive’s employment with the Company and each Invention made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, within one year after the termination of Executive’s employment with the Company which relates in any way to work performed for the Company during the term of Executive’s employment, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery or innovation with regard to any facet of the Company’s business whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an Executive of the Company, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each invention, as herein defined, shall be the sole and exclusive property of the Company. The Executive agrees to execute an assignment to the Company or its nominee of the Executive’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company.

9.5. Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 9 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9, raise the defense that the Company has an adequate remedy at law.

9.6. Special Severability. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 9 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10. Miscellaneous.

10.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Philadelphia, Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. The Executive further agrees that the Company may serve you with judicial process via registered or certified mail and that the General Counsel of the Company shall at all times be the Executive’s agent for service of judicial process, and the Executive hereby appoints the General Counsel of the Company as the Executive’s agent for that and any other related purpose.

10.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.3. Mutual Intent. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

10.4. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Mr.
[Title]
One Crown Way
Philadelphia, PA 19154

With a copy to Company’s counsel at:	Stephen W. Skonieczny, Esq.
Dechert
30 Rockefeller Plaza
New York, New York 10112

To the Executive:	Mr. Michael Hoffman
One Crown Way
Philadelphia, PA 19154

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.5. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

10.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.7. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

10.8. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

10.9. Beneficiaries/References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

10.10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. This Agreement shall only become effective upon the closing of the IPO and, notwithstanding anything to the contrary herein, if the closing of the IPO does not occur, this Agreement shall be null and void ab initio and of no further legal force or effect.

10.11. Representations.

10.11.1. Option Awards. The Company represents and warrants to the Executive that all shares issued pursuant to any equity award granted to the Executive by the Company, upon issuance to the Executive, will be duly authorized, fully paid and non-assessable. A sufficient number of shares for each such equity award will be properly reserved.

10.11.2. Authorization. The Company represents and warrants to the Executive that this Agreement will be authorized by all necessary action of the Company and will be the binding agreement of the Company, enforceable against it in accordance with the terms thereof. The Company is not prevented from entering into or performing this Agreement by any law, order, rule or regulation, its certificate of incorporation, bylaws or any agreement to which it is a party.

10.11.3. Duties of the Employee The Executive represents and warrants that the performance by Executive of the Executive’s duties and obligations under this Agreement will not violate any agreement between the Executive and any other person, firm, partnership, corporation or other organization.

10.12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s Term of Employment hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:
Michael Hoffman

CONSTAR INTERNATIONAL INC.

EXHIBIT A—GENERAL RELEASE

IN CONSIDERATION OF the payment of $10.00, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, dated as of                 , (the “Employment Agreement”) by and between                  (the “Employee”) and Constar International Inc. (the “Company”), the Employee, on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents (including without limitation to the foregoing Crown Cork & Seal Company, Inc.), and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Employee and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Employee’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Pennsylvania Human Relations Act, as amended, 43 P.S. §§ 955 et. seq., and any other equivalent or similar federal, state, or local statute; provided, however, that the Employee does not release or discharge the Released Parties from any of the Company’s obligations to him under the Employment Agreement or Losses arising under the ADEA which arise after the date on which the Employee executes this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Employee, any such wrongdoing being expressly denied.

The Employee represents and warrants that he fully understands the terms of this general release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Employee understands that as a result of executing this general release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

CONSTAR INTERNATIONAL INC.

The Employee further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf, any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Employee from filing a claim, which challenges the validity of this general release solely with respect to the Employee’s waiver of any Losses arising under the ADEA. Employee shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Employee may take twenty-one (21) days to consider whether to execute this general release. Upon the Employee’s execution of this general release, the Employee will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Employee must present written notice of such revocation to             . If seven (7) days pass without receipt of such notice of revocation, this general release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

The Parties shall initial each page of this Agreement

Execution Date

State of	}
County of		ss.:

On this      day of              in the year 200     before me, the undersigned, personally appeared             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity as an individual, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public